Exhibit 99.1A

Highland Opportunities and Income Fund (HFRO) Announces Tender Offer for Common Shares in Exchange for up to $100 Million in Preferred Shares

DALLAS, November 25, 2024 - The Highland Opportunities and Income Fund (NYSE:HFRO) (“HFRO” or the “Fund”) today announced its plan to conduct an issuer tender offer pursuant to Rule 13e-4 under the Securities Exchange Act of 1934 for its common shares (“Shares”) with a maximum aggregate purchase price of $100 million, in exchange for Series B Preferred Shares (the “Tender Offer”). The expected exchange price for the Tender Offer is $10.00 per Share, which represents a significant premium to the current Share price.

The Fund’s Board of Trustees (the “Board”) authorized the Tender Offer on November 22, 2024. The Tender Offer is expected to commence in January 2025.

It is anticipated that the Series B Preferred Shares to be issued will be structured similarly to the existing 5.375% Series A Cumulative Preferred Shares (NYSE:HFRO.PR.A) and be rated by a nationally recognized statistical rating organization and listed on the New York Stock Exchange (“NYSE”). The Fund will not issue fractional Series B Preferred Shares.

The Tender Offer is part of the ongoing, targeted strategy from the Fund’s adviser, NexPoint Asset Management, L.P. (the “Adviser”), and the Board to address the Share price’s discount to net asset value (“NAV”). This strategy has to date comprised several initiatives, including a share buyback program and a significant commitment to providing enhanced disclosures through shareholder materials, quarterly calls, and other communications from the Adviser that offer insights and timely updates on the Fund and portfolio, as well as in-depth information on top holdings.

Taking into account the impact of these efforts and feedback received from HFRO shareholders, the Tender Offer expands on current initiatives while providing an additional solution that aims to narrow the discount to NAV and provide other benefits to shareholders.

Tender Offer’s Potential Benefits to Shareholders

Both the Adviser and the Board believe the Tender Offer is in the best interest of all shareholders for several reasons, including the following:

(i)	It has the potential to narrow the discount to NAV.

The Tender Offer has the potential to narrow the discount to NAV as it is expected to increase the NAV per Share of the Fund for Shares that remain outstanding after the completion of the Tender Offer.

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(ii)	It provides an opportunity to exchange common shares at a premium to the current market price.

The Tender Offer allows a significant number of shareholders to exchange their Shares at a premium to the current market price. With an anticipated Exchange Price per Common Share of $10.00, this represents a premium to the latest closing price of $5.21 per Share (as of November 22, 2024). While the exchange price is subject to change between now and the formal commencement of the Tender Offer, such price will be reflected in the Tender Offer documents, will reflect a premium to current trading price, and will not alter the maximum aggregate purchase price of $100 million in Series B Preferred Shares for the exchange.

(iii)	It allows shareholders to receive a fixed dividend.

Preferred shareholders will receive a fixed dividend based on the coupon of 5.375%.

Terms of the Proposed Tender Offer

The complete details of the offering will be provided in the final offering documents once they are filed; however, based on current conditions, the Fund anticipates the Tender Offer will have the following terms:

Exchange Price per Common Share	$10.00
Maximum Aggregate Purchase Price	$100 million
Coupon of Series B Preferred Shares	5.375%
Liquidation Preference of Series B Preferred Shares	$25.00 per share

The final terms are subject to change. The offering documents are expected to be filed with the Securities and Exchange Commission (the “SEC”) in January 2025. Once filed, details of the offering and additional information will be distributed to shareholders. Offering documents and other materials will also be available at sec.gov and on the Fund’s website at nexpointassetmgmt.com/opportunities-income-fund.

Upcoming Quarterly Investor Call

The Fund issued a press release announcing its next quarterly investor call will be held on December 11, 2024, at 3:00 p.m. CST / 4:00 p.m. EST. The call will include discussion on the Tender Offer as well as the regular review of the portfolio and Fund performance from the past quarter and an overview of top holdings.

Register to attend the call - here.

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Registration is also available through the HFRO website. Follow the link to register for the Q3 2024 Investor Call.

Attendees may submit questions ahead of the call. Questions can be submitted through the registration link. A replay will be available on HFRO’s website after the call.

About the Highland Opportunities and Income Fund

The Highland Opportunities and Income Fund (NYSE: HFRO) is a closed-end fund managed by NexPoint Asset Management, L.P. For more information visit nexpointassetmgmt.com/opportunities-income-fund.

About NexPoint Asset Management, L.P.

NexPoint Asset Management, L.P. is an SEC-registered investment adviser. It is the adviser to a suite of registered funds, including open-end mutual funds and closed-end funds. For more information nexpointassetmgmt.com,

Risks and Disclosures

Additional terms and conditions of the Tender Offer will be set forth in the Fund’s offering materials, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and distributed to the Fund’s common shareholders. If the number of common shares tendered for the Fund exceeds the maximum amount of the Tender Offer, the Fund will purchase shares from tendering shareholders on a pro-rata basis (disregarding fractional common shares and fractional Series B Preferred Shares). Accordingly, there is no assurance that the Fund will purchase all of a shareholder’s common shares tendered in the Tender Offer. The Fund may determine not to accept shares tendered in the Tender Offer under various circumstances, as will be set forth in the offering materials. Further information about the Tender Offer will be announced in future press releases and the Fund’s offering materials.

The Fund has not commenced the tender offer described in this press release. This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell any securities of HFRO and the above statements are not intended to constitute an offer to participate in any tender offer. The solicitation and the offer to exchange common shares of HFRO will be made pursuant to an offer to exchange and related materials that HFRO intends to file with the SEC. At the time the Tender Offer is commenced, HFRO intends to file a Tender Offer Statement on Schedule TO containing an offer to exchange, forms of letters of transmittal and other documents relating to the Tender Offer. HFRO intends to distribute these documents to the shareholders of the Fund. These documents will contain important information about the Tender Offer and shareholders of HFRO are urged to read them carefully when they become available. Investors may obtain free copies of the Tender Offer Statement and other documents (when they become available) filed with the SEC at the SEC’s web site at sec.gov or on the Fund’s website at nexpointassetmgmt.com/opportunities-income-fund.

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The Fund is relying on Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”) to exempt the Tender Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The Fund has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Tender Offer.

Investors should consider the investment objectives, risks, charges, and expenses of the Highland Opportunities and Income Fund carefully before investing. This and other information can be found in the Fund’s annual report, which may be obtained by calling (800) 357-9167 or on the website at nexpointassetmgmt.com. Please read the annual report carefully before you invest. Any distribution paid by the Fund may include a return of capital. Please refer to the 19(a)-1 Source of Distribution Notice on the NexPoint Asset Management website for Section 19 notices that provide estimated amounts and sources of the Fund’s distributions, which should not be relied upon for tax reporting purposes.

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CONTACTS

Investor Relations

Kristen Thomas

IR@nexpoint.com

Media Relations

Prosek Partners for NexPoint

Pro-nexpoint@prosek.com

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